RJR NABISCO                                  News Release

_____________________________________________________________________________

CONTACT: Jason Wright
         (212) 258-5770


               RJR NABISCO SAYS LEBOW/ICAHN SOLICITATION IS PLOY
                 TO GAIN CONTROL OF COMPANY AND UNLOAD LIGGETT

NEW YORK, Jan. 2, 1996 - RJR Nabisco Holdings Corp. today said that the consent solicitation now underway by financiers Bennett LeBow and Carl Icahn is a ploy to gain control of the company and enrich the two men at the expense of RJR Nabisco shareholders.

               "These men are trying to embarrass this company with a non-binding shareholder vote now, and then offer their own, hand-picked slate of directors to take control of the company by spring," said Steven F. Goldstone, president and chief executive officer of RJR Nabisco.

               The company said that the consent solicitation materials the two men mailed to RJR Nabisco shareholders indicate that LeBow and Icahn may seek greenmail from the company - despite their statements to the contrary. Additionally, the company said, the consent materials filed by the LeBow/Icahn group disclose that the agreements between LeBow and Icahn contemplate that LeBow will combine his failing Liggett tobacco business with RJR Nabisco's tobacco business, and pay Icahn $50 million for the privilege of doing so.

               "Messrs. LeBow and Icahn have a track record of extracting exorbitant sums from companies they've targeted," said Mr. Goldstone. "LeBow stands to reap up to a $1 billion profit if he can unload Liggett on RJR Nabisco - and that money would come directly out of the pockets of RJR Nabisco's shareholders.

               "These two men have also made public statements that they will not accept greenmail," Mr. Goldstone continued, "but the consent materials they mailed to our shareholders indicate that their statements may not be true."

               The solicitations of written consent mailed to RJR Nabisco shareholders by the LeBow/Icahn group contained the following statement (emphasis added):

               "Brooke Group (Mr. LeBow's company) is hereby pledging...that it will not accept any form of greenmail from RJR Nabisco DURING ITS SOLICITATION OF CONSENTS...High River (Mr. Icahn's company) has also agreed (with Mr. LeBow) that it will not accept any form of greenmail from RJR Nabisco DURING THE SOLICITATION."

               "Their consent materials show that they are open to greenmail after the first solicitation. Mr. Icahn's pledge' is only to Mr. LeBow and could be waived by Mr. LeBow. Regardless of their intentions, we won't pay them greenmail after the consent solicitation or at any other time," Mr. Goldstone said.

               "The motives behind this consent solicitation are perfectly clear - to put the personal financial agendas of Bennett LeBow and Carl Icahn above those of the rest of our shareholders. We are confident that our shareholders have no intention of allowing that to occur," Mr. Goldstone said.

               RJR Nabisco's position has been and continues to be to support a separation of its food and tobacco units at a time when doing so will benefit its shareholders and not force the company to break its public commitments. The company said Mr. LeBow's and Mr. Icahn's attempts to force an immediate separation was irresponsible and not in the best interests of shareholders.


CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John
L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of December 6, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,529 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.